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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    01 )*
                                         ------

                     Sizzler International Incorporated
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                              (Name of Issuer)

                                common stock
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                       (Title of Class of Securities)

                                830-139-101
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                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of  8  pages


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CUSIP No. 830-139-101                 13G                 Page     of     Pages
          -----------                                            ---    ---

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 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

              Fisher Investments, Inc.  94-3029777
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
           Fisher Investments was organized and incorporated in the state of California.
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Number of Shares              (5) Sole Voting Power
 Beneficially                      1,330,000 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        na
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,330,000 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    na
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                      1,330,000 shares
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                          4.8%
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(12) Type of Reporting Person*
                          IA
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                    *SEE INSTRUCTION BEFORE FILLING OUT!



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CUSIP No. 830-139-101                 13G                 Page     of     Pages
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification No. of Above Persons

              Kenneth L. Fisher   ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                      1,330,000 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        na
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,330,000 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    na
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                      1,330,000 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                          4.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                          IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                                          SCHEDULE 13G/A
                                          FOR HOLDINGS AS OF 12/31/95

ITEM 1  SECURITY AND ISSUER
(1a) Sizzler International Inc.

(1b) 12655 West Jefferson Blvd.
     Los Angles, CA 90066

ITEM 2
(2a) NAME OF PERSON FILING
     a. Fisher Investments
     b. Kenneth L. Fisher

(2b) ADDRESS OF PRINCIPAL BUSINESS OFFICE
     a. Fisher Investments
        13100 Skyline Blvd.
        Woodside, CA 94062

     b. Fisher Investments
        13100 Skyline Blvd.
        Woodside, CA 94062

(2c) CITIZENSHIP

     a. Fisher Investments Inc. was incorporated and is organized in the state of California
     b. Kenneth L. Fisher: United States

(2d) TITLE OF CLASS OF SECURITIES

     There is no title of class of equity purchased. Security is registered as $0.01 par value common stock.

(2e) CUSIP NUMBER
     830-139-101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (e) Investment Adviser registered under section 203 of the Investment Adviser Act of 1940

ITEM 4 OWNERSHIP

    (a) amount beneficially owned:
         1,330,000 shares

    (b) percent of class:
         4.8%

    (c) Number of shares as to which such person has:
        a. Fisher Investments:
       (i) sole power to vote or to direct the vote:  1,330,000 shares
      (ii) shared power to vote or to direct the vote: 0 shares
     (iii) sole power to dispose or to direct the disposition of: 1.330,000 shares

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      (iv) shared power to dispose or to direct the disposition of: 0 shares

       b. Kenneth L. Fisher
      (i) sole power to vote or to direct the vote:  1,330,000 shares
     (ii) shared power to vote or to direct the vote: 0 shares
    (iii) sole power to dispose or to direct the disposition of: 1.330,000 shares
     (iv) shared power to dispose or to direct the disposition of: 0 shares

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
       (X) This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
       N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
       N/A

ITEM 9 NOTICE OF DISSOLUTION OF THE GROUP
       N/A

ITEM 10 CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Fisher Investments, Inc.

                                            by
                                               -------------------------------
                                            Kenneth L. Fisher
                                            Chairman and CEO